Exhibit 3.2

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

KENVUE LLC

This amended and restated limited liability company agreement (this “Agreement”), dated as of November 2, 2026, of Kenvue LLC, a Delaware limited liability company (the “Company”), is made by Kimberly-Clark Corporation, a Delaware corporation, as its sole member (the “Member”).

1.       Name. The name of the limited liability company is “Kenvue LLC”

2.       Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Limited Liability Company Act (the “Act”) and engaging in any and all activities necessary or incidental to the foregoing.

3.       Member. The name and mailing address of the Member is as follows:

Name	Address
Kimberly-Clark Corporation	P.O. Box 619100 Dallas, TX 75261-9100

4.       Interests. The Company shall be authorized to issue one hundred (100) units of limited liability company interest, all of which shall be of one class and shall be designated as “Common Units,” and all of which shall be issued to the Member. Common Units shall for all purposes be personal property. The Common Units shall be uncertificated.

5.       Allocation of Profits and Losses. The Company’s profits and losses shall be allocated in accordance with the membership percentages as set forth on Schedule A hereto.

6.       Capital Contributions by the Member. The Member shall not be obligated to make capital contributions to the Company.

7.       Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

8.       Management. The Member shall manage the Company in accordance with this Agreement. The actions of the Member taken in such capacity and in accordance with this Agreement shall bind the Company.

(a)       The Member shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business, operations and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purpose of the Company as set forth herein. Subject to the provisions of this Agreement, the Member shall have general and active management of the business and operations of the Company. In addition, the Member shall have such other powers and duties as may be prescribed by the Member and this Agreement. Such duties may be delegated by the Member to officers, agents or employees of the Company as the Member may deem appropriate from time to time.

(b)       The Member may, from time to time, designate one or more persons to be officers of the Company. No officer need be a member of the Company. Any officers so designated will have such authority and perform such duties as the Member may, from time to time, delegate to them. The Member may assign titles to particular officers, including, without limitation, chairman, chief executive officer, president, chief financial officer, vice president, chief operating officer, secretary, assistant secretary, treasurer and assistant treasurer. Each officer will hold office until his or her successor shall have been duly designated and shall have qualified or until his or her death or until he or she will resign or will have been removed. Any number of offices may be held by the same person. The salaries or other compensation, if any, of the officers and agents of the Company will be fixed from time to time by the Member or by any officer acting within the Member’s authority. Any officer may be removed as such, either with or without cause, by the Member whenever in the Member’s judgment the best interests of the Company will be served thereby. Any vacancy occurring in any office of the Company may be filled by the Member. The officers shall be authorized to control the day to day operations and business of the Company. The initial officers of the Company are set forth on Schedule 1.

9.       Limitations On Authority. The authority of the Member over the conduct of the business affairs of the Company shall be subject only to such limitations as are expressly stated in this Agreement or in the Act.

10.       No Fiduciary Duties; Exculpation and Indemnification.

(a)       No Fiduciary Duties. Notwithstanding any other provision of this Agreement or any duty otherwise existing at law or in equity, a member or officer of the Company, in each of their respective capacities as such, shall, to the maximum extent permitted by law, including §§ 18-1101(c) and (e) of the Act, not have or owe any fiduciary duties to the Company, to the other members or any officer of the Company or to any other person bound by this Agreement; provided, however, that each of the members and officers of the Company shall act in accordance with the implied contractual covenant of good faith and fair dealing.

(b)       Exculpation. To the fullest extent authorized or permitted by the Act, no present or former member or officer of the Company shall be liable to the Company or to any other member or any officer of the Company or to any other person bound by this Agreement.

(c)       Indemnification.

(i)       The Company shall indemnify and hold harmless each Indemnitee (as defined in Section 10(c)(iv) below) against any and all losses, claims, damages, expenses and liabilities (including, but not limited to, any investigation, legal and other reasonable expenses incurred in connection with, and any amounts paid in settlement of, any action, suit, proceeding or claim) of any kind or nature whatsoever that the Indemnitee may at any time become subject to or liable for by reason of (A) the formation, operation or termination of the Company or (B) the Indemnitee’s acting on behalf of the Company under this Agreement. This indemnification includes, without limitation, losses, claims, damages, expenses and liabilities arising out of the Indemnitee’s negligence, gross negligence or breach of duty. The Company shall pay to the Indemnitee in advance of the final disposition of any settlement, action, suit, proceeding or claim all expenses incurred by or on behalf of the Indemnitee in defending any such settlement, action, suit, proceeding or claim, to the fullest extent authorized by the applicable law, as the same exists or may hereafter be amended, but only to the extent that any such amendments expand the rights of the Indemnitee.

2

(ii)       The contract rights to indemnification and to the advancement of expenses conferred in this Section 10 shall not be exclusive of any other right that any Person (as defined in Section 10(c)(v) below) may have or hereafter acquire under any statute, agreement, vote of the Member or otherwise. Therefore, the indemnification provided by this Section 10(c) shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, executed by the Indemnitee, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnitee is indemnified.

(iii)       The provisions of this Section 10(c) are for the benefit of the Indemnitees, their heirs, executors, personal and legal representatives, successors and assigns and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 10 or any provision hereof shall be prospective only and shall not in any way affect the Company’s liability to any Indemnitee under this Section 10(c) as in effect immediately prior to such amendment, modification, or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(iv)       As used in this Section 10(c), the term “Indemnitee” or “Indemnitees” shall mean (A) any Person made a party to a proceeding by reason of his, her or its status as (1) the Member, or (2) any direct or indirect director, officer or shareholder of the Member, or (3) a member or officer of the Company and (B) such other Persons as the Member may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

(v)       As used in this Section 10(c), the term “Person” or “Persons” shall mean any individual, partnership (limited or general partnership), trust, estate, association, corporation, limited liability company, or other legal entity or organization whether domestic or foreign.

11.       Tax Elections. The fiscal and taxable year of the Company shall be the calendar year. The Company shall not make an election to be treated as a corporation for United States federal income tax purposes.

12.       Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following (a) the written consent of the Member, (b) the death, retirement, resignation, expulsion, insolvency, bankruptcy or dissolution of the Member, or (c) the occurrence of any other event which terminates the continued membership of the Member in the Company.

13.       Consents. Any action that may be taken by the Member at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by the Member.

14.       Amendments. Except as otherwise provided in this Agreement or in the Act, this Agreement may be amended only by the written consent of the Member to such effect.

15.       Governing Law. This Agreement shall be construed and enforced in accordance with and governed by, the laws of the State of Delaware (excluding its conflict-of-laws rules).

* * * * *

3

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Amended and Restated Limited Liability Company Agreement of Kenvue LLC, as of the date first written above.

KIMBERLY-CLARK CORPORATION

By:	/s/ Suzana Blades
	Name:	Suzana Blades
	Title:	Senior Vice President and General Counsel

Schedule 1

Officers

Name	Title
Nelson Urdaneta	President and Chief Executive Officer
Courtney Roane	Vice President and Secretary
Flavio Costa	Vice President, Chief Financial Officer and Treasurer
Rufus Mock	Vice President
Jeffrey McFall	Assistant Secretary

Schedule A

Membership

Member	Units	Membership Percentage

Kimberly-Clark Corporation	100	100%